Exhibit 5.1

November 19, 2020

Cullen/Frost Bankers, Inc.

111 West Houston Street

San Antonio, Texas 78205

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 6,000,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of the 4.450% Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share and liquidation preference $1,000 per share (the “Preferred Shares”) of Cullen/Frost Bankers, Inc., a Texas corporation (the “Company”), I, as Group Executive Vice President, General Counsel and Corporate Secretary of the Company, have examined such corporate records, certificates and other documents, and such questions of Texas law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion, the Preferred Shares have been validly issued and are fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Texas, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of the Company and its subsidiaries and other sources believed by me to be responsible and have assumed the legal capacity of all natural persons and that all signatures on documents examined by me were genuine, all documents submitted to me as originals are authentic and all documents submitted to me as certified or photostatic copies conform with the original copies of such documents, assumptions which I have not independently verified.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Depositary Shares and the Preferred Shares and to references to me under the heading “Validity of the Securities” in the Prospectus Supplement relating to the Depositary Shares and the Preferred Shares, dated November 12, 2020, which is part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ James L. Waters